Exhibit 23.3


May 20, 2011


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Accend Media, on Form S-1 of our audit report, dated April 22, 2011 relating to the accompanying balance sheet as of February 28, 2011 and the related statements of operations, stockholders' deficit, and cash flows from inception (December 20, 2010) through February 28, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
05.20.2011


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